Exhibit 10.1

Land Use Rights Transfer Agreement

Party A:	Hanzhong Guangsha Real Estate Development Ltd

Party B:	Shaanxi Guangsha Investment and Development Group Co., Ltd

Party A and Party B reached to the following agreement:

(1)	Party A agreed to transfer the land use right covering 66 Mu property located in the West of Mingzhu street and close to Hanzhong airport to Party B.

(2)	Location of the property
East Border: Close to the property owned by Party B
South Border: close to airport runway (Hanning road under municipal planning)
West border: close to 94043 location
North border: Close to North fence

(3)	Area of the property
Area is 66 Mu (equivalent to 44,000 square meters)

(4)	Transfer price
The transfer price is determined to be a fixed package price. The amount is RMB 80,000,000.

(5)	Payment method
5.1  Party B shall pay Party A RMB 60,000,000 upon signing this agreement
5.2  After the land use right is properly transferred to Party B, Party B shall pay Party A all the remaining transfer price RMB 20,000,000

(6)	Party A is responsible for any disputes resulted from transfer of land use rights, area border and other matters and shall be responsible for any cost incurred from dispute.

(7)	Party A agrees Party B to start the preliminary planning on the property

(8)	If any matter is not covered by this agreement, both parties agree to negotiate in the supplemental agreement. The supplemental agreement has same legal authority as this agreement.

(9)
If there is any dispute incurred during executing this agreement, both parties agree to settle it with the local arbitration organization. If the matter cannot be settled by local arbitration organization, both parties shall appeal to the court.

(10)	This agreement has six copies, each party shall have three copies.

Signed by Party A
Signed by Party B
Signed on March 16, 2011.